EXHIBIT 99.1


CONTACT: Investor Relations
-------
         215/956-5654



                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------



                           ENVIROSOURCE ANNOUNCES CASH
                            PORTION OF EXCHANGE OFFER


          HORSHAM, PA, June 27, 2001 - Envirosource, Inc. (OTCBB: ENSO) today announced the cash portion of its recently announced exchange offer. In addition to both Preferred and Common Stock, the Company is offering an aggregate of $63 million in a combination of cash and subordinated notes to the holders of its 9 3/4% Senior Notes due 2003. The Company has determined that $10.5 million or almost 17% of the $63 million total will be distributed in cash. The Company's Exchange Offer commenced on June 11, 2001. If all of the Senior Notes are tendered in the Exchange Offer, the holders of Senior Notes will receive an aggregate of $10.5 million in cash, $52.5 million of Subordinated Notes, $25 million worth of Preferred Stock and all of the common equity outstanding after the restructuring. The cash portion of the consideration to be paid to holders of Senior Notes will be funded with proceeds from the Company's credit facility with Bank of America.

          As of June 26, 2001, a total of $176.4 million or 65% of the outstanding principal amount of the Senior Notes had been tendered. The Exchange Offer is conditioned upon, among other things, having at least 98% of the outstanding principal amount of the Senior Notes tendered prior to expiration of the Exchange Offer which is scheduled to expire at 5:00 p.m. on July 12, 2001.
The Exchange Offer is being made pursuant to the Offering Memorandum and Solicitation of Consents and Acceptances, dated June 11, 2001, and the related Letter of Transmittal, Consent and Acceptance, which more fully set forth the terms of the Exchange Offer. If the requisite acceptances are not received, it is the Company's intention to effect the exchange through a pre-packaged Chapter 11 plan of reorganization on essentially the same economic terms as contemplated by the Exchange Offer; this would, however, take more time and there might be less cash available for distribution because of the expenses related to such a filing. Under the terms of the pre-packaged plan, the filing would be done at the parent level only and the operating subsidiaries would not be impacted; all employee and trade obligations would be met without delay and there would be no interruption in service of any kind to customers.
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Forward-Looking Statements

          Certain of the statements in this press release which are not historical, including the Company's expectations, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that involve a number of risks and uncertainties, which could cause actual results to differ materially from current expectations, including the occurrence of an unanticipated, materially adverse change.


          These forward-looking statements should be read in conjunction with the Offering Memorandum and Solicitation of Consents and Acceptances and the related Letter of Transmittal, Consent and Acceptances which contains information which more fully describes additional factors that could cause results to differ materially from those projected in any forward-looking statements.

          The Company's principal operation is IMS, which provides slag processing, metal recovery, materials handling, scrap management and a wide range of specialty services, such as surface conditioning ("scarfing") of steel slabs, to the North American steel industry. In addition, the Company's Technologies operations provide waste treatment, stabilization and disposal services, primarily to the steel industry.